EXHIBIT 3.2(a)
AMENDMENT TO
WIMAR OPCO, LLC
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
     This Amendment to Limited Liability Company Operating Agreement (the “Amendment”), is made and entered into as of December 1, 2006, by and among WIMAR OPCO, LLC, a Delaware limited liability company (the “Company”), WIMAR OPCO INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (the “Member”) and WIMAR TAHOE CORPORATION, a Nevada corporation (the “Member”), who agree as follows:
     1. Recitals. The parties hereto are parties to a Limited Liability Company Operating Agreement dated June 8, 2006 (the “Agreement”). The parties hereto desire to amend the Agreement in accordance with the terms of this Agreement.
     2. Amendment.
     Section 11 of the Agreement is hereby amended in its entirety to read as follows:
“11. Transfer of Units. No security, share or other interest in the Company may be transferred without having first obtained the prior approval of the New Jersey Casino Control Commission for that transfer. The Company possesses and retains the absolute right to repurchase, at the market price or the purchase price, whichever is lesser, any security, share or other interest in the Company in the event that the New Jersey Casino Control Commission disapproves a transfer of such security, share or other interest in accordance with the provisions of the New Jersey Casino Control Act.”

WIMAR OPCO, LLC

By: Wimar Tahoe Corporation
Its: Manager

By:	/s/ William J. Yung
William J. Yung, President

WIMAR TAHOE CORPORATION

By:	/s/ William J. Yung
William J. Yung, President

WIMAR OPCO INTERMEDIATE HOLDINGS, LLC

By: Wimar Tahoe Corporation
Its: Manager

By:	/s/ William J. Yung
William J. Yung, President